Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
OF
QUIXOTE CORPORATION
Pursuant to Section 151 (g) of the
General Corporation Law of the State of Delaware

          Quixote Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

          1.      That, pursuant to Section 151 (g) of the DGCL and the authority granted in the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”), by resolution duly adopted authorized the creation of a series of 10,000 shares of Series B Junior Participating Preferred Stock, no par value (the “Series B Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 24, 1998, filed a Certificate of Designation with respect to such Series B Preferred Stock in the office of the Secretary of State of the State Delaware (the “Secretary of State”).

          2.      That no shares of Series B Preferred Stock are outstanding and no shares thereof will be issued in the future subject to such Certificate of Designation.

          3.      That pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board on March 16, 2009 adopted the following resolution eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the shares of Preferred Stock designated as “Series B Junior Participating Preferred Stock” adopted pursuant to the provisions of Section 151(g) of the DGCL:

          RESOLVED, that no shares of the Corporation’s Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”) are outstanding and no shares of Series B Preferred Stock will be issued subject to the Certificate of Designation previously filed with respect to such series (the “Series B Certificate of Designation”); and that the proper officers of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151 (g) of the Delaware Law setting forth the text of this resolution, upon the filing and effectiveness of which all matters are set forth in the Series B Certificate of Designation shall be deemed to have been eliminated from the Certificate of Incorporation and the 10,000 shares of Preferred Stock previously designated as Series B Preferred Stock shall resume their status as undesignated shares of Preferred Stock available for future issuance in accordance with the Certificate of Incorporation.

          4.      That, pursuant to the provisions of Section 151(g) of the DGCL, all references to Series B Preferred Stock in the Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate this 18th day of March 2009.

QUIXOTE CORPORATION
By:	/s/ Joan R. Riley

Name:	Joan R. Riley

Title:	Vice President